News Release

Newell Brands Announces Fourth Quarter and Full Year 2019 Results
Q4 Net and Core Sales, EPS and Operating Cash Flow Ahead of Outlook
Delivers Full Year Operating Cash Flow of More Than $1 Billion
Provides Initial Guidance for 2020

ATLANTA, GA – February 14, 2020 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2019 financial results.

Fourth Quarter 2019 Executive Summary

•	Net sales were $2.6 billion, a decline of 3.1 percent compared with the prior year period.

•	Core sales declined 1.5 percent compared with the prior year period. Core sales increased at four of eight business units compared with the prior year period.

•	Reported operating margin was 5.1 percent compared with 2.7 percent in the prior year period. Normalized operating margin was 11.3 percent, unchanged compared with the prior year period.

•
Reported diluted earnings per share for the total company were $1.87 compared with $0.41 in the prior year period, largely attributable to a more favorable tax benefit compared to the prior year period.

•	Normalized diluted earnings per share for the total company were $0.42 compared with $0.66 in the prior year period, with the change attributable to the foregone contribution from divested businesses.

•
Full year 2019 operating cash flow was $1.0 billion, compared with $680 million in the prior year, reflecting strong working capital progress, which more than offset the foregone contribution from divested businesses.

•	The company repaid approximately $600 million in debt during the quarter.

•	The company initiated its 2020 full year outlook for normalized earnings per share of $1.46 to $1.56 per share and operating cash flow of $1.0 billion to $1.15 billion.

•	The sale of The U.S. Playing Cards Company was completed, bringing the company’s Accelerated Transformation Plan to a close.

“2019 was an important year of inflection for Newell Brands,” said President and Chief Executive Officer Ravi Saligram. “We developed a turnaround framework and delivered consistently against our goals in the early stages of the turnaround. Four of our eight business units delivered core sales growth in 2019, our international business returned to growth, we generated operating margin improvement of 50 bps reflecting diligent cost management and we more than doubled free cash flow. We’ve strengthened the executive leadership team through an expanded role for Chris Peterson, the previously announced hiring of Steve

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Parsons as Chief Human Resources Officer, and the addition of two new key executives, Mike McDermott and Kris Malkoski, each of whom bring unique strengths and relevant backgrounds to galvanize the organization to win in the marketplace. In 2020, we will be laser focused on positioning the company for sustainable and profitable growth through clarity and stability of direction, strengthening the innovation funnel across the portfolio, striving for excellence in eCommerce and social marketing and executing flawlessly in the marketplace.”

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “Q4 marked a strong finish to the year reflecting steady progress in our turnaround. Core sales, earnings per share and operating cash flow were ahead of outlook, fueled by double digit eCommerce growth and a disciplined focus on productivity, overhead cost savings, complexity reduction and working capital initiatives. We more than doubled free cash flow in 2019 and reduced debt by more than $600 million in the quarter. As we look to 2020, we expect another year of progress, with core sales flat to down 2 percent, normalized operating margin up 10 to 40 basis points and normalized diluted EPS of $1.46 to $1.56. Operating cash flow is projected in the range of $1.0 to $1.15 billion, with free cash flow productivity in excess of 100%.”

Fourth Quarter 2019 Operating Results

Net sales were $2.6 billion, a 3.1 percent decline compared to the prior year period, reflecting a 1.5 percent decline in core sales and the unfavorable impact of foreign exchange.

Reported gross margin was 32.5 percent compared with 34.6 percent in the prior year period, as productivity and pricing were offset by headwinds from tariffs, inflation and mix. Normalized gross margin was 33.5 percent compared with 34.2 percent in the prior year period.

Fourth quarter 2019 reported operating income was $133 million compared with $74 million in the prior year period. Impairment charges of $75 million and $170 million were incurred in the current and prior year periods, respectively. Normalized operating income was $296 million compared with $307 million in the prior year period. Reported operating margin was 5.1 percent compared with 2.7 percent in the prior year. Normalized operating margin was 11.3 percent, unchanged from the prior year period.

Interest expense was $71 million compared with $104 million in the prior year period, attributable to a reduction in outstanding debt.

The company reported a tax benefit of $720 million compared with a benefit of $99 million in the prior year period due to discrete tax benefits in the quarter. The normalized tax expense was $52 million compared with $70 million in the prior year period.

The company reported net income of $794 million, or $1.87 diluted earnings per share, compared with $184 million, or $0.41 diluted earnings per share, in the prior year period, with the year over year change largely reflecting a more favorable tax benefit compared with the prior year.

Normalized net income was $180 million, or $0.42 diluted earnings per share, compared with $297 million, or $0.66 diluted earnings per share, in the prior year period, with the year over year change attributable to the foregone contribution from divested businesses.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to comparable GAAP measures is included in the tables attached to this release. Normalized results in the year ago period have been recasted to include Rubbermaid Commercial Products, Mapa/Spontex and Quickie in continuing operations, as well as the depreciation and amortization expense that would have been recorded had these businesses been continuously classified as held and used.

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Fourth Quarter 2019 Operating Segment Results

The Learning & Development segment generated net sales of $702 million compared with $707 million in the prior year period, reflecting core sales growth of 0.9 percent offset by the headwind from foreign exchange. Core sales increased in both the Baby and Writing business units. Reported operating income was $100 million compared with $135 million in the prior year period. Reported operating margin was 14.2 percent compared with 19.1 percent in the prior year period. Normalized operating income was $128 million versus $139 million in the year-ago period primarily due to increased advertising spending in the quarter. Normalized operating margin was 18.3 percent compared with 19.6 percent in the prior year period.

The Food & Commercial segment generated net sales of $584 million compared with $586 million in the year ago period, reflecting core sales growth of 0.9 percent offset by the headwind from foreign exchange. The Food business unit delivered positive core sales growth, partially offset by a core sales decline from Commercial. Reported operating income was $68 million compared with $80 million in the prior year period. Reported operating margin was 11.6 percent compared with 13.6 percent in the year ago period. Normalized operating income was $88 million, or 15.1 percent of sales, versus $87 million, or 14.9 percent of sales, in the prior year period.

The Home & Outdoor Living segment generated net sales of $768 million compared with $809 million in the prior year period, reflecting a core sales decline of 2.8 percent, the impact of unfavorable foreign exchange and the exit of 75 underperforming Yankee Candle retail stores during 2019. The Home Fragrance business unit generated positive core sales growth offset by core sales declines in Outdoor & Recreation and Connected Home & Security. The reported operating loss was $10 million, or negative 1.3 percent of sales, compared with operating income of $46 million, or 5.6 percent of sales, in the prior year period. Normalized operating income was $72 million compared with $108 million in the prior year period. Normalized operating margin was 9.4 percent compared with 13.3 percent in the prior year period.

The Appliances & Cookware segment generated net sales of $570 million compared with $604 million in the prior year period, due to the impact of unfavorable foreign exchange and a core sales decline of 4.6 percent. Reported operating income was $58 million compared with an operating loss of $46 million in the prior year period. Reported operating margin was 10.1 percent versus a negative 7.6 percent in the prior year period. Normalized operating income was $54 million, or 9.5 percent of sales, versus $63 million, or 10.4 percent of sales, in the prior year period.

Full Year 2019 Results

Net sales for the full year ended December 31, 2019 were $9.7 billion, a decline of 4.3 percent compared with $10.2 billion in the prior year. Core sales decreased 1.9 percent.

Reported gross margin was 33.1 percent, compared with 34.6 percent in the prior year. Normalized gross margin was 33.8 percent, compared with 34.3 percent in the prior year.

The company reported an operating loss of $482 million compared with an operating loss of $7.6 billion in the prior year. Normalized operating income was $1.0 billion, unchanged compared with the prior year, as disciplined cost management on overheads offset the gross margin headwinds. Normalized operating margin was 10.8 percent compared with 10.3 percent in the prior year.

Interest expense was $303 million compared with $446 million in the prior year period, attributable to a reduction in outstanding debt.

Reported net income was $107 million compared with a net loss of $6.9 billion in the prior year. Reported diluted earnings per share were $0.25 compared with a reported diluted loss per share of $14.65 in the prior

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year. Normalized net income was $722 million, compared with $1.2 billion in the prior year. Normalized diluted earnings per share were $1.70 compared with $2.46 in the prior year.

Full year 2019 operating cash flow was $1.0 billion, compared with $680 million a year ago, reflecting strong progress on working capital initiatives, which more than offset the foregone contribution from divested businesses.

The company exited the year with a net debt to continuing operations normalized EBITDA leverage ratio of 4.0x.

An explanation of how the net debt to continuing operations normalized EBITDA leverage ratio is calculated and a related reconciliation as well as a reconciliation of reported results to normalized results is included in the tables attached to this release.

Outlook for Full Year and First Quarter 2020

The company initiated its full year and first quarter outlook for 2020 as follows:

	Full Year 2020 Outlook	Q1 2020 Outlook
Net Sales	$9.4 to $9.55 billion	$1.9 to $1.95 billion
Core Sales	Flat to down 2%	3% to 5% decline
Normalized Operating Margin	10 to 40 bps improvement to 10.9% to 11.2%	50 to 90 bps contraction to 5.2% to 5.6%
Normalized diluted EPS	$1.46 to $1.56	$0.05 to $0.08
Operating Cash Flow	$1.0 to $1.15 billion

The company has presented forward-looking statements regarding core sales, normalized operating margin, normalized net income, normalized diluted earnings per share and free cash flow productivity. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP.  The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. The company is unable to present a quantitative reconciliation of forward-looking normalized operating margin, normalized net income, normalized earnings per share or free cash flow productivity to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all the necessary components of such GAAP measures without unreasonable effort or expense.  In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's full year 2020 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company’s actual results and preliminary financial data set forth above may be material.

Executive Appointments

Chris Peterson has been appointed Chief Financial Officer and President, Business Operations, effective immediately. Peterson’s expanded role will include oversight of Supply Chain, Procurement, Investor

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Relations and IT, with primary responsibility for driving productivity and complexity reduction throughout the organization. Peterson joined Newell Brands in December of 2018 as Chief Financial Officer and served as Interim Chief Executive Officer from June 2019 to October 2019. Over the past 25 years, he held key senior executive roles at Procter & Gamble, Ralph Lauren and most recently Revlon Inc., where he was Chief Operating Officer, Operations leading the global Supply Chain, Finance and IT functions.

On January 24, 2020, Mike McDermott joined Newell Brands Inc. as Business Unit Chief Executive Officer for Commercial, which includes the Rubbermaid Commercial Products®, MAPA®/Spontex® and Quickie® brands. McDermott joined the company from Bass Pro Shops, where he served as President, Omni-Channel Retail. Prior to that he was Executive Vice President and Chief Customer Officer at Lowe’s Companies, where he oversaw all aspects of merchandising, customer experience and marketing, including digital, global sourcing and business strategy. McDermott also previously served as Chief Merchandising Officer at Lowe’s with oversight for product, category and vendor development across the enterprise. Prior to Lowe’s, McDermott had various management roles at General Electric Company, including Head of Sales for GE Appliances and Product General Manager for Cooking.

Kristine (Kris) Malkoski will join Newell Brands on February 17, 2020, in the role of Business Unit Chief Executive Officer for Food, comprising the Rubbermaid®, Sistema®, FoodSaver® and Ball® brands. Malkoski joins the company from Arc International, a French glassware company, where she served as Chief Executive Officer for the Americas. Previously she held various roles of increasing responsibility at World Kitchen, LLC, including President, Global Business and Chief Commercial Officer, where she had complete P&L responsibility for the global housewares business, including brands such as Pyrex, Corelle and CorningWare; President, North America and Chief Innovation Officer; and President, North America Household. Prior to joining World Kitchen, Malkoski served in various roles at Sears, Ubiquity Brands and Procter & Gamble.

( and Ball®, TMs Ball Corporation, used under license.)

Conference Call

The company’s fourth quarter 2019 earnings conference call will be held today, February 14, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of Newell Brands’ website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

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The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, and changes in foreign exchange from year-over-year comparisons.  Core sales also exclude the impact of returns associated with a recall in the Outdoor & Recreation segment. The effect of changes in foreign exchange on 2019 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2019 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” income from continuing operations, “normalized” depreciation and amortization, “normalized” EBITDA, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. "Free cash flow productivity” is calculated as the ratio of free cash flow (calculated as net cash provided by operating activities less capital expenditures) to normalized net income, and the company believes that free cash flow productivity is an important indicator of liquidity realized from the company’s core ongoing operations. “Normalized EBITDA from continuing operations” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as pro forma normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense. “Net debt to normalized continuing operations EBITDA leverage ratio” is a liquidity measure calculated as the ratio of total debt less cash and cash equivalents to normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit.  In the fourth quarter of 2019, these excluded items primarily reflected an income tax benefit of $522 million associated with the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit associated with a taxable loss related to the impairment of certain assets.
While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Mapa®, Spontex® and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

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This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Nancy O’Donnell	Danielle Clark
SVP, Investor Relations & Corporate Communications	Senior Manager, External Communications
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nancy.odonnell@newellco.com	danielle.clark@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various countries around the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;

•	our ability to remediate the material weakness in internal control over financial reporting and to consistently maintain effective internal control over financial reporting;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	the impact of costs associated with divestitures;

•	our ability to effectively execute our turnaround plan;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the impact of governmental investigations, lawsuits or other actions by parties;

•	the risks inherent to our foreign operations, including foreign exchange fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;

•
the impact of U.S. and foreign regulations on our operations, including the escalation of tariffs on imports into the U.S. and exports to Canada, China and the European Union, environmental remediation costs and data privacy regulations;

•	the potential inability to attract, retain and motivate key employees;

•	the impact of new Treasury and tax regulations and the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

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•	our ability to protect intellectual property rights;

•	significant increases in funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net sales	$2,623.9	$2,706.8	(3.1)%	$9,714.9	$10,154.0	(4.3)%
Cost of products sold	1,771.4	1,769.3		6,495.5	6,636.3
GROSS PROFIT	852.5	937.5	(9.1)%	3,219.4	3,517.7	(8.5)%
Selling, general and administrative expenses	639.8	673.8	(5.0)%	2,451.0	2,647.8	(7.4)%
Restructuring costs, net	5.3	19.3		27.1	86.8
Impairment of goodwill, intangibles and other assets	74.7	170.0		1,223.0	8,337.1
OPERATING INCOME (LOSS)	132.7	74.4	78.4%	(481.7)	(7,554.0)	93.6%
Non-operating expenses:
Interest expense, net	70.7	104.1		303.3	446.2
(Gain) loss on extinguishment of debt	(0.7)	4.1		28.3	4.1
Other (income) expense, net	4.8	(1.7)		38.3	(12.6)
INCOME (LOSS) BEFORE INCOME TAXES	57.9	(32.1)	NM	(851.6)	(7,991.7)	89.3%
Income tax benefit	(720.3)	(98.6)		(1,037.7)	(1,358.9)
INCOME (LOSS) FROM CONTINUING OPERATIONS	778.2	66.5	NM	186.1	(6,632.8)	102.8%
Income (loss) from discontinued operations, net of tax	15.6	117.0		(79.5)	(309.7)
NET INCOME (LOSS)	$793.8	$183.5	NM	$106.6	$(6,942.5)	101.5%

Weighted average common shares outstanding:
Basic	423.4	451.5		423.3	473.7
Diluted	424.9	451.8		423.9	473.7
Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$1.84	$0.15		$0.44	$(14.00)
Income (loss) from discontinued operations	0.04	0.26		(0.19)	(0.65)
NET INCOME (LOSS)	$1.88	$0.41	NM	$0.25	$(14.65)	NM
Diluted:
Income (loss) from continuing operations	$1.83	$0.15		$0.44	$(14.00)
Income (loss) from discontinued operations	0.04	0.26		(0.19)	(0.65)
NET INCOME (LOSS)	$1.87	$0.41	NM	$0.25	$(14.65)	NM

Dividends per share	$0.23	$0.23		$0.92	$0.92

*NM - Not meaningful

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	December 31,
	2019	2018 [1]
Assets
Current assets
Cash and cash equivalents	$348.6	$495.7
Accounts receivable, net	1,841.5	2,163.5
Inventories	1,606.7	1,760.7
Prepaid expenses and other current assets	313.1	294.8
Current assets held for sale	—	1,243.8
Total current assets	4,109.9	5,958.5
Property, plant and equipment, net	1,154.9	1,226.1
Operating lease assets	615.2	—
Goodwill	3,708.8	3,873.9
Other intangible assets, net	4,916.4	6,150.6
Deferred income taxes	775.5	183.3
Other assets	361.3	330.0
TOTAL ASSETS	$15,642.0	$17,722.4
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,101.4	$1,191.6
Accrued compensation	203.9	192.9
Other accrued liabilities	1,340.3	1,307.9
Short-term debt and current portion of long-term debt	332.4	318.7
Current liabilities held for sale	—	292.4
Total current liabilities	2,978.0	3,303.5
Long-term debt	5,391.3	6,696.3
Deferred income taxes	624.9	1,090.0
Operating lease liabilities	541.4	—
Other noncurrent liabilities	1,110.4	1,379.4
Total liabilities	10,646.0	12,469.2

Stockholders’ equity
Total stockholders’ equity attributable to parent	4,963.3	5,218.4
Total stockholders’ equity attributable to non-controlling interests	32.7	34.8
Total stockholders’ equity	4,996.0	5,253.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,642.0	$17,722.4

[1]
As previously disclosed, the unaudited Consolidated Balance Sheet at December 31, 2018 has been revised for immaterial out-of-period adjustments the Company identified during the first quarter of 2019. The Company disclosed additional information in its Quarterly Report on Form 10-Q for the three months period ending March 31, 2019 and will disclose a revised Consolidated Balance Sheet for the year ended December 31, 2018 in the 2019 Annual Report on Form 10-K. During the quarters ended June 30, 2019 and September 30, 2019, the Company announced that it will not continue to pursue the sale of the majority of the Rubbermaid Outdoor, Closet, Refuse, Garage and Cleaning businesses (the “Commercial Business”), the Mapa/Spontex ("Mapa") and Quickie businesses, respectively. The Consolidated Balance Sheet at December 31, 2018 reflects the reclassification of the Commercial Business, and the Mapa and Quickie businesses to continuing operations to conform to the current presentation.

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$106.6	$(6,942.5)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	446.0	433.9
Impairment of goodwill, intangibles and other assets	1,335.1	9,801.5
Gain from sale of businesses, net	(7.1)	(832.9)
Deferred income taxes	(1,067.9)	(1,585.3)
Stock based compensation expense	42.5	75.7
Loss on change in fair value of investments	20.5	—
Other, net	4.3	(2.1)
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	310.8	161.7
Inventories	131.4	125.7
Accounts payable	(109.2)	(309.3)
Accrued liabilities and other	(169.0)	(246.4)
Net cash provided by operating activities	1,044.0	680.0
Cash flows from investing activities:
Proceeds from sale of divested businesses	995.7	5,133.3
Capital expenditures	(264.9)	(384.4)
Other investing activities	4.6	58.5
Net cash provided by investing activities	735.4	4,807.4
Cash flows from financing activities:
Net short term borrowings	(26.1)	(903.5)
Payments on current portion of long-term debt	(268.2)	—
Payments on long-term debt	(1,004.0)	(2,579.9)
Loss from extinguishment of debt	(38.8)	(10.4)
Repurchase of shares of common stock	—	(1,507.3)
Cash dividends	(390.3)	(434.6)
Payments to dissenting shareholders	(170.9)	—
Equity compensation activity and other, net	(5.3)	(18.8)
Net cash used in financing activities	(1,903.6)	(5,454.5)
Exchange rate effect on cash, cash equivalents and restricted cash	(0.6)	(22.9)
Increase (decrease) in cash, cash equivalents and restricted cash	(124.8)	10.0
Cash, cash equivalents and restricted cash at beginning of period	495.7	485.7
Cash, cash equivalents and restricted cash at end of period	$370.9	$495.7
Restricted cash at beginning of period	$—	$—
Restricted cash at end of period	22.3	—

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three months ended December 31, 2019
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measure
	Reported					Normalized*
Net sales	$2,623.9	$—	$—	$—	$—	$2,623.9
Cost of products sold	1,771.4	(0.9)	—	—	(26.4)	1,744.1
Gross profit	852.5	0.9	—	—	26.4	879.8
	32.5%					33.5%
Selling, general and administrative expenses	639.8	(12.5)	(33.6)	(5.4)	(4.1)	584.2
	24.4%					22.3%
Restructuring costs, net	5.3	(5.3)	—	—	—	—
Impairment charges	74.7	—	(74.7)	—	—	—
Operating income	132.7	18.7	108.3	5.4	30.5	295.6
	5.1%					11.3%
Non-operating (income) expenses, net	74.8	—	—	—	(2.0)	72.8
Income before income taxes	57.9	18.7	108.3	5.4	32.5	222.8
Income tax provision (benefit) [5]	(720.3)	4.5	21.6	1.3	744.5	51.6
Income (loss) from continuing operations	778.2	14.2	86.7	4.1	(712.0)	171.2
Income (loss) from discontinued operations, net of tax	15.6	—	—	0.5	(7.7)	8.4
Net income (loss)	$793.8	$14.2	$86.7	$4.6	$(719.7)	$179.6

Diluted earnings (loss) per share **	$1.87	$0.03	$0.20	$0.01	$(1.69)	$0.42
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 424.9 million shares for the three months ended December 31, 2019.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $18.7 million.
[2] Acquisition amortization costs of $33.6 million; impairment charges of $74.7 million primarily related to tradenames ($67.8 million) and other assets ($6.9 million).
[3] Divestiture costs of $6.4 million ($1.2 million of which is reported in discontinued operations) primarily related to planned and completed divestitures; acquisition related costs of $0.2 million and net gain on disposition of $6.8 million reported in discontinued operations ($5.0 million loss on disposition of Gaming and $11.8 million net gain from previous dispositions).
[4] Cumulative depreciation and amortization catch-up of $14.7 million related to the inclusion of Mapa and Quickie businesses in continuing operations; loss of $1.5 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $2.0 million; $12.3 million of costs associated with a product recall, $2.1 million of other charges, primarily related to fees for certain legal proceedings; a gain on extinguishment of debt of $0.7 million and loss on pension settlement of $0.6 million. Includes an income tax benefit of $522 million related to the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit of $227 million associated with a taxable loss related to the impairment of certain assets.
[5] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three months ended December 31, 2018
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustments [5]	Proforma
Net sales	$2,706.8	$—	$—	$—	$—	$2,706.8	$—	$2,706.8
Cost of products sold	1,769.3	—	—	—	1.3	1,770.6	10.6	1,781.2
Gross profit	937.5	—	—	—	(1.3)	936.2	(10.6)	925.6
	34.6%					34.6%		34.2%
Selling, general and administrative expenses	673.8	(10.9)	(32.5)	(12.7)	—	617.7	1.3	619.0
	24.9%					22.8%		22.9%
Restructuring costs, net	19.3	(19.3)	—	—	—	—	—	—
Impairment charges	170.0	—	(170.0)	—	—	—	—	—
Operating income (loss)	74.4	30.2	202.5	12.7	(1.3)	318.5	(11.9)	306.6
	2.7%					11.8%		11.3%
Non-operating (income) expenses, net	106.5	—	—	1.3	(4.7)	103.1	—	103.1
Income (loss) before income taxes	(32.1)	30.2	202.5	11.4	3.4	215.4	(11.9)	203.5
Income tax provision (benefit) [6]	(98.6)	19.1	85.8	9.0	58.2	73.5	(3.2)	70.3
Income (loss) from continuing operations	66.5	11.1	116.7	2.4	(54.8)	141.9	(8.7)	133.2
Income (loss) from discontinued operations, net of tax	117.0	(27.5)	325.3	(232.4)	(18.9)	163.5	—	163.5
Net income (loss)	$183.5	$(16.4)	$442.0	$(230.0)	$(73.7)	$305.4	$(8.7)	$296.7

Diluted earnings (loss) per share **	$0.41	$(0.04)	$0.98	$(0.51)	$(0.16)	$0.68	$(0.02)	$0.66
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 451.8 million shares for the three months ended December 31, 2018.
Totals may not add due to rounding.
[1] Restructuring costs primarily associated with the Accelerated Transformation Plan of $30.6 million ($0.4 million of which is reported in discontinued operations).
[2] Acquisition amortization costs of $32.5 million; impairment charges of $553.4 million ($161.4 million related to goodwill, $390.0 million to other intangible assets, $2.0 million for other assets), $383.4 million was reported in discontinued operations, primarily related to businesses held for sale.
[3] Acquisition related costs of $2.5 million; divestiture costs of $30.4 million ($20.2 million of which is reported in discontinued operations) primarily related to the planned and completed divestitures, and gain of $1.3 million related to a sale of a small subsidiary. Reported in discontinued operations is a net gain of $342.3 million, primarily related to the sale of the Fishing (gain of $371.6 million) and Jostens (loss of $32.1 million) businesses.
[4] Fire-related losses, net of insurance recoveries of $(1.3) million in the Writing business; $0.6 million gain on pension settlement costs; debt extinguishment costs, net of $4.1 million, consisting of non-cash write-offs of $46.6 million of deferred debt issue costs and $5.2 million of fees, partially offset by $47.7 million non-cash settlement gains for payoff of debt below its carrying value; $55.2 million tax provision in continuing operations for recognition of deferred taxes primarily related to statutory rate changes and adjustments to the Company’s 2017 transition tax estimate and $18.9 million tax benefit reported in discontinued operations related to the difference between the book and tax basis in the Fishing, Jostens, Gaming and Process Solutions businesses.
[5] Depreciation and amortization expense related to the Commercial Business, and the Mapa and Quickie businesses that would have been recorded had they been continuously classified as held and used.
[6] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve months ended December 31, 2019
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustment [5]	Proforma
Net sales	$9,714.9	$—	$—	$—	$—	$9,714.9	$—	$9,714.9
Cost of products sold	6,495.5	(15.9)	—	—	(72.4)	6,407.2	20.9	6,428.1
Gross profit	3,219.4	15.9	—	—	72.4	3,307.7	(20.9)	3,286.8
	33.1%					34.0%		33.8%
Selling, general and administrative expenses	2,451.0	(38.2)	(130.9)	(30.4)	(15.6)	2,235.9	2.4	2,238.3
	25.2%					23.0%		23.0%
Restructuring costs, net	27.1	(27.1)	—	—	—	—	—	—
Impairment charges	1,223.0	—	(1,223.0)	—	—	—	—	—
Operating income (loss)	(481.7)	81.2	1,353.9	30.4	88.0	1,071.8	(23.3)	1,048.5
	(5.0)%					11.0%		10.8%
Non-operating (income) expense, net	369.9	—	—	—	(56.7)	313.2	—	313.2
Income (loss) before income taxes	(851.6)	81.2	1,353.9	30.4	144.7	758.6	(23.3)	735.3
Income tax provision (benefit) [6]	(1,037.7)	19.0	292.9	7.2	783.2	64.6	(6.3)	58.3
Income (loss) from continuing operations	186.1	62.2	1,061.0	23.2	(638.5)	694.0	(17.0)	677.0
Income (loss) from discontinued operations, net of tax	(79.5)	(0.2)	84.4	47.7	(7.3)	45.1	—	45.1
Net income (loss)	$106.6	$62.0	$1,145.4	$70.9	$(645.8)	$739.1	$(17.0)	$722.1

Diluted earnings (loss) per share **	$0.25	$0.15	$2.70	$0.17	$(1.52)	$1.74	$(0.04)	$1.70
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 423.9 million shares for the twelve months ended December 31, 2019.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $81.0 million (benefit of $0.2 million is reported in discontinued operations).
[2] Acquisition amortization costs of $130.9 million; impairment charges of $1.3 billion primarily related to tradenames and customer relationships ($1.1 billion) and goodwill ($168.8 million); $112.1 million of which was reported in discontinued operations.
[3] Divestiture costs of $33.8 million ($5.5 million of which is reported in discontinued operations) primarily related to planned and completed divestitures; acquisition related costs of $2.1 million and net gain on dispositions of $7.3 million reported in discontinued operations.
[4] Cumulative depreciation and amortization catch-up of $54.4 million related to the inclusion of the Commercial Business, Mapa and Quickie businesses in continuing operations; loss of $20.5 million due to changes in the fair value of certain investments; Argentina hyperinflationary adjustment of $11.9 million; $19.8 million of costs associated with a product recall; $9.1 million of other charges, primarily related to fees for certain legal proceedings; a loss on extinguishment of debt of $28.3 million; $0.7 million loss on pension settlement and other financial charges and net tax adjustment primarily related to foreign and state tax impacts of offshore earnings and a withholding tax refund from Switzerland. Includes an income tax benefit of $522 million related to the deferred tax effects associated with the internal realignment of certain intellectual property rights as well as an income tax benefit of $227 million associated with a taxable loss related to the impairment of certain assets.
[5] Depreciation and amortization expense related to the Commercial Business, and the Mapa and Quickie businesses that would have been recorded had they been continuously classified as held and used.
[6] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve months ended December 31, 2018
	GAAP Measure	Restructuring and restructuring related costs [1]	Acquisition amortization and impairment [2]	Transactions and related costs [3]	Other items [4]	Non-GAAP Measures
	Reported					Normalized*	Proforma Adjustment [5]	Proforma
Net sales	$10,154.0	$—	$—	$—	$—	$10,154.0	$—	$10,154.0
Cost of products sold	6,636.3	—	—	—	10.5	6,646.8	27.0	6,673.8
Gross profit	3,517.7	—	—	—	(10.5)	3,507.2	(27.0)	3,480.2
	34.6%					34.5%		34.3%
Selling, general and administrative expenses	2,647.8	(11.1)	(132.8)	(33.6)	(42.2)	2,428.1	4.1	2,432.2
	26.1%					23.9%		24.0%
Restructuring costs, net	86.8	(86.8)	—	—	—	—	—	—
Impairment charges	8,337.1	—	(8,337.1)	—	—	—	—	—
Operating income (loss)	(7,554.0)	97.9	8,469.9	33.6	31.7	1,079.1	(31.1)	1,048.0
	(74.4)%					10.6%		10.3%
Non-operating (income) expense, net	437.7	—	—	1.9	5.9	445.5	—	445.5
Income (loss) before income taxes	(7,991.7)	97.9	8,469.9	31.7	25.8	633.6	(31.1)	602.5
Income tax provision (benefit) [6]	(1,358.9)	(10.8)	1,210.0	14.6	65.5	(79.6)	(8.5)	(88.1)
Income (loss) from continuing operations	(6,632.8)	108.7	7,259.9	17.1	(39.7)	713.2	(22.6)	690.6
Income (loss) from discontinued operations, net of tax	(309.7)	(19.3)	1,427.6	(635.9)	13.0	475.7	—	475.7
Net income (loss)	$(6,942.5)	$89.4	$8,687.5	$(618.8)	$(26.7)	$1,188.9	$(22.6)	$1,166.3

Diluted earnings (loss) per share **	$(14.65)	$0.19	$18.32	$(1.30)	$(0.06)	$2.51	$(0.05)	$2.46
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 474.3 million shares for the twelve months ended December 31, 2018.
Totals may not add due to rounding.
[1] Restructuring costs primarily associated with the Accelerated Transformation Plan of $101.1 million ($3.2 million of which is reported in discontinued operations).
[2] Acquisition amortization costs of $172.3 million ($39.5 million of which is reported in discontinued operations); impairment charges of $9.8 billion ($5.1 billion related to goodwill, $4.7 billion related to other intangible assets and $41.1 million, primarily related to Home Fragrance fixed assets impairments), of which $1.5 billion was reported in discontinued operations primarily related to goodwill impairment attributable to businesses held for sale.
[3] Acquisition related costs of $15.4 million; divestiture costs of $62.2 million ($44.0 million of which is reported in discontinued operations) primarily related to the planned and completed divestitures. Reported in continuing operations is a gain of $0.6 million for a working capital adjustment related to the Tools business and gain of $1.3 million related to a sale of a small subsidiary. Reported in discontinued operations is a gain of $599.0 million related to the sale of the Waddington business, gain of $20.2 million related to the sale of Goody, gain of $371.6 million related to the sale of Pure Fishing business, loss of $127.7 million related to the sale of the Rawlings business, loss of $32.1 million related to the sale of the Jostens business.
[4] Fire-related losses, net of insurance recoveries of $(10.5) million in the Writing business; $25.5 million of bad debt related to a customer in the Baby business; $16.7 million of costs related to the proxy contest; $11.3 million gain on legacy Jarden investment; $1.6 million of pension settlement costs ($0.3 million of which is reported in discontinued operations); debt extinguishment costs, net of $4.1 million, consisting of non-cash write-offs of $46.6 million of deferred debt issue costs and $5.2 million of fees, partially offset by $47.7 million non-cash settlement gains for payoff of debt below its carrying value and $55.2 million tax provision in continuing operations for recognition of deferred taxes primarily related to statutory rate changes and adjustments to the Company’s 2017 transition tax estimate and $12.6 million tax benefit reported in discontinued operations related to the difference between the book and tax basis in the Fishing, Jostens, Gaming and Process Solutions businesses.
[5] Depreciation and amortization expense related to the Commercial Business, and the Mapa and Quickie businesses that would have been recorded had they been continuously classified as held and used.
[6] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three months ended December 31, 2019						Three months ended December 31, 2018						Year over year changes
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Excluded Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Excluded Items [2]	Proforma Operating Income (Loss) [3]	Proforma Operating Margin [3]	Net Sales		Proforma Operating Income (Loss)
													$	%	$	%
APPLIANCES AND COOKWARE	$569.5	$57.6	10.1%	$(3.4)	$54.2	9.5%	$603.5	$(46.1)	(7.6)%	$108.7	$62.6	10.4%	$(34.0)	(5.6)%	$(8.4)	(13.4)%
FOOD AND COMMERCIAL	584.0	67.6	11.6%	20.5	88.1	15.1%	586.3	79.6	13.6%	7.8	87.4	14.9%	(2.3)	(0.4)%	0.7	0.8%
HOME AND OUTDOOR LIVING	768.2	(10.2)	(1.3)%	82.5	72.3	9.4%	808.8	45.5	5.6%	62.0	107.5	13.3%	(40.6)	(5.0)%	(35.2)	(32.7)%
LEARNING AND DEVELOPMENT	702.2	99.6	14.2%	28.8	128.4	18.3%	706.7	135.2	19.1%	3.6	138.8	19.6%	(4.5)	(0.6)%	(10.4)	(7.5)%
OTHER	—	—	—%	—	—	—%	1.5	0.9	60.0%	—	0.9	60.0%	(1.5)	(100.0)%	(0.9)	(100.0)%
CORPORATE	—	(76.6)	—%	29.2	(47.4)	—%	—	(121.4)	—%	30.8	(90.6)	—%	—	—%	43.2	47.7%
RESTRUCTURING	—	(5.3)	—%	5.3	—	—%	—	(19.3)	—%	19.3	—	—%	—	—%	—	—%
	$2,623.9	$132.7	5.1%	$162.9	$295.6	11.3%	$2,706.8	$74.4	2.7%	$232.2	$306.6	11.3%	$(82.9)	(3.1)%	$(11.0)	(3.6)%

[1]
The three months ended December 31, 2019 excluded items consists of $74.7 million impairment charges, primarily related to tradenames; $33.6 million of acquisition amortization costs; $18.7 million of restructuring and restructuring-related charges; $14.7 million of cumulative depreciation and amortization catch-up related to the inclusion of Mapa and Quickie businesses in continuing operations; $5.4 million of transaction related costs and $15.8 million related to Argentina hyperinflationary adjustment, legal fees related to certain proceedings and a product recall.

[2]
The three months ended December 31, 2018 excluded items consists of $170.0 million of impairment charges for goodwill and tradenames; $32.5 million of acquisition amortization costs; $30.2 million of restructuring and restructuring-related charges; $12.7 million of transaction related costs and fire-related losses, net of insurance recovery of $(1.3) million.

[3]
Proforma normalized operating income (loss) and margin reflect an adjustment within excluded items for depreciation and amortization expense of $11.9 million related to Commercial Business, and the Mapa and Quickie businesses in the Food and Commercial segment that would have been recorded had they been continuously classified as held and used.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Twelve months ended December 31, 2019						Twelve months ended December 31, 2018						Year over year changes
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Excluded Items [1]	Proforma Operating Income (Loss) [3]	Proforma Operating Margin [3]	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Excluded Items [2]	Proforma Operating Income (Loss) [3]	Proforma Operating Margin [3]	Net Sales		Proforma Operating Income (Loss)
													$	%	$	%
APPLIANCES AND COOKWARE	$1,691.0	$(535.3)	(31.7)%	$613.7	$78.4	4.6%	$1,818.6	$(1,596.3)	(87.8)%	$1,718.1	$121.8	6.7%	$(127.6)	(7.0)%	$(43.4)	(35.6)%
FOOD AND COMMERCIAL	2,243.9	(42.3)	(1.9)%	386.2	343.9	15.3%	2,403.6	(1,458.9)	(60.7)%	1,817.4	358.5	14.9%	(159.7)	(6.6)%	(14.6)	(4.1)%
HOME AND OUTDOOR LIVING	2,823.4	(173.2)	(6.1)%	361.3	188.1	6.7%	2,946.7	(4,237.7)	(143.8)%	4,497.0	259.3	8.8%	(123.3)	(4.2)%	(71.2)	(27.5)%
LEARNING AND DEVELOPMENT	2,956.6	587.2	19.9%	45.8	633.0	21.4%	2,981.6	237.9	8.0%	393.1	631.0	21.2%	(25.0)	(0.8)%	2.0	0.3%
OTHER	—	—	—%	—	—	—%	3.5	3.8	108.6%	—	3.8	108.6%	(3.5)	(100.0)%	(3.8)	(100.0)%
CORPORATE	—	(291.0)	—%	96.1	(194.9)	—%	—	(416.0)	—%	89.6	(326.4)	—%	—	—%	131.5	40.3%
RESTRUCTURING	—	(27.1)	—%	27.1	—	—%	—	(86.8)	—%	86.8	—	—%	—	—%	—	—%
	$9,714.9	$(481.7)	(5.0)%	$1,530.2	$1,048.5	10.8%	$10,154.0	$(7,554.0)	(74.4)%	$8,602.0	$1,048.0	10.3%	$(439.1)	(4.3)%	$0.5	—%

[1]
The twelve months ended December 31, 2019 excluded items consists of $1.2 billion impairment charges, primarily related to tradenames and goodwill; $130.9 million of acquisition amortization costs; $81.2 million of restructuring and restructuring-related charges; $54.4 million of cumulative depreciation and amortization catch-up related to the inclusion of the Commercial Business, Mapa and Quickie in continuing operations; $30.4 million of transaction related costs and $33.6 million related to Argentina hyperinflationary adjustment, legal fees related to certain proceedings and a product recall.

[2]
The twelve months ended December 31, 2018 excluded items consists of $8.3 billion of impairment charges for goodwill and tradenames; $132.8 million of acquisition amortization costs; $97.9 million of restructuring and restructuring-related charges; and $33.6 million of transaction related costs, $42.2 million of other costs and fire-related losses, net of insurance recovery of $(10.5) million.

[3]
Proforma normalized operating income (loss) and margin reflect an adjustment within excluded items for depreciation and amortization expense of $23.3 million and $31.1 million related to the Commercial Business, and the Mapa and Quickie businesses in the Food and Commercial segment that would have been recorded had they been continuously classified as held and used.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES ANALYSIS BY SEGMENT
(Amounts in millions)

	Three months ended December 31, 2019					Three months ended December 31, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
APPLIANCES AND COOKWARE	$569.5	$—	$569.5	$6.4	$575.9	$603.5	$—	$603.5	$(27.6)	(4.6)%
FOOD AND COMMERCIAL	584.0	—	584.0	7.5	591.5	586.3	0.1	586.4	5.1	0.9%
HOME AND OUTDOOR LIVING	768.2	2.5	770.7	3.5	774.2	808.8	(12.2)	796.6	(22.4)	(2.8)%
LEARNING AND DEVELOPMENT	702.2	(14.8)	687.4	6.0	693.4	706.7	(19.4)	687.3	6.1	0.9%
OTHER	—	—	—	—	—	1.5	(1.5)	—	—	—%
	$2,623.9	$(12.3)	$2,611.6	$23.4	$2,635.0	$2,706.8	$(33.0)	$2,673.8	$(38.8)	(1.5)%

CORE SALES ANALYSIS BY GEOGRAPHY

	Three months ended December 31, 2019					Three months ended December 31, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
NORTH AMERICA	$1,861.9	$(11.9)	$1,850.0	$(0.1)	$1,849.9	$1,954.7	$(30.5)	$1,924.2	$(74.3)	(3.9)%
EUROPE, MIDDLE EAST, AFRICA	377.3	—	377.3	7.0	384.3	370.7	(1.2)	369.5	14.8	4.0%
LATIN AMERICA	221.3	(0.4)	220.9	14.4	235.3	212.3	(0.8)	211.5	23.8	11.3%
ASIA PACIFIC	163.4	—	163.4	2.1	165.5	169.1	(0.5)	168.6	(3.1)	(1.8)%
	$2,623.9	$(12.3)	$2,611.6	$23.4	$2,635.0	$2,706.8	$(33.0)	$2,673.8	$(38.8)	(1.5)%
[1] “Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.
[2] Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the North American distributorship of Uniball® Products and, consistent with standard retail practice, current and prior period net sales from retail store closures from the decision date to close through their closing dates. Results for the current quarter also exclude the impact of customer returns related to a product recall in Home and Outdoor Living segment.
[3] “Currency Impact” represents the effect of foreign currency on 2019 reported sales and is calculated as the difference between the 2019 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES ANALYSIS BY SEGMENT
(Amounts in millions)

	Twelve months ended December 31, 2019					Twelve months ended December 31, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
APPLIANCES AND COOKWARE	$1,691.0	$—	$1,691.0	$35.4	$1,726.4	$1,818.6	$—	$1,818.6	$(92.2)	(5.1)%
FOOD AND COMMERCIAL	2,243.9	(811.9)	1,432.0	17.5	1,449.5	2,403.6	(887.5)	1,516.1	(66.6)	(4.4)%
HOME AND OUTDOOR LIVING	2,823.4	12.6	2,836.0	34.1	2,870.1	2,946.7	(34.8)	2,911.9	(41.8)	(1.4)%
LEARNING AND DEVELOPMENT	2,956.6	(67.8)	2,888.8	43.3	2,932.1	2,981.6	(79.3)	2,902.3	29.8	1.0%
OTHER	—	—	—	—	—	3.5	(3.5)	—	—	—%
	$9,714.9	$(867.1)	$8,847.8	$130.3	$8,978.1	$10,154.0	$(1,005.1)	$9,148.9	$(170.8)	(1.9)%

CORE SALES ANALYSIS BY GEOGRAPHY

	Twelve months ended December 31, 2019					Twelve months ended December 31, 2018
	2019 Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Net Sales Base Business	Currency Impact [3]	2019 Core Sales [1]	2018 Net Sales (REPORTED)	Divestitures and Other, Net [2]	2018 Core Sales [1]	Increase (Decrease) Core Sales $ %
NORTH AMERICA	$6,920.1	$(561.2)	$6,358.9	$8.1	$6,367.0	$7,263.6	$(652.4)	$6,611.2	$(244.2)	(3.7)%
EUROPE, MIDDLE EAST, AFRICA	1,397.8	(241.4)	1,156.4	56.1	1,212.5	1,462.9	(277.1)	1,185.8	26.7	2.3%
LATIN AMERICA	702.3	(44.9)	657.4	49.1	706.5	709.2	(48.9)	660.3	46.2	7.0%
ASIA PACIFIC	694.7	(19.6)	675.1	17.0	692.1	718.3	(26.7)	691.6	0.5	0.1%
	$9,714.9	$(867.1)	$8,847.8	$130.3	$8,978.1	$10,154.0	$(1,005.1)	$9,148.9	$(170.8)	(1.9)%
[1] “Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.
[2] Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the North American distributorship of Uniball® Products and, consistent with standard retail practice, current and prior period net sales from retail store closures from the decision date to close through their closing dates. Divestitures also include 2019 sales of the Commercial Business for the first and second quarter, Mapa and Quickie businesses for the first, second and third quarters, based on timing of when the Company decided to retain and reclass them to continuing operations. Results for 2019 also exclude the impact of customer returns related to a product recall in Home and Outdoor Living segment.
[3] “Currency Impact” represents the effect of foreign currency on 2019 reported sales and is calculated as the difference between the 2019 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND FREE CASH FLOW RECONCILIATION

(Amounts in millions)

	December 31,
	2019	2018	$ Change
NET DEBT RECONCILIATION:
Short-term debt and current portion of long term debt	$332.4	$318.7
Long- term debt	5,391.3	6,696.3
Gross debt	5,723.7	7,015.0	$(1,291.3)

Less: Cash and cash equivalents	348.6	495.7

NET DEBT [1]	$5,375.1	$6,519.3	$(1,144.2)

[1]
Net debt is defined as gross debt less the total of cash and cash equivalents, and current and long-term marketable securities. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

	December 31,
	2019	2018	$ Change
FREE CASH FLOW RECONCILIATION:
Net cash provided by operating activities	$1,044.0	$680.0
Less: Capital expenditures	(264.9)	(384.4)

FREE CASH FLOW [2]	$779.1	$295.6	$483.5

[2]	Free cash flow is defined as net cash provided by operating activities, less capital expenditures.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS RECONCILIATION

(Amounts in millions)

	December 31, 2019
NET DEBT RECONCILIATION:
Short term debt and current portion of long term debt	$332.4
Long term debt	5,391.3
Gross debt	5,723.7
Less: Cash and cash equivalents	348.6
NET DEBT	$5,375.1

Income from continuing operations	$186.1
Normalized items [1]	490.9
PROFORMA NORMALIZED INCOME FROM CONTINUING OPERATIONS	677.0

Proforma normalized income tax [2]	58.3
Interest expense, net	303.3
Proforma normalized depreciation and amortization [3]	251.3
Stock-based compensation [4]	42.1
NORMALIZED EBITDA FROM CONTINUING OPERATIONS	$1,332.0

NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS LEVERAGE RATIO [5]	4.0	x

[1] Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited)" - Certain Line Items" for the twelve months ended December 31, 2019 for further information and disclosures on normalized items excluded from income from continuing operations.
[2] Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited)" - Certain Line Items" for the twelve months ended December 31, 2019 for further information and disclosures on normalized items excluded from income tax provision (benefits).
[3] Proforma Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization the following items: (1) an acquisition amortization expense of $130.9 million associated with intangible assets recognized in purchase accounting; (2) cumulative depreciation and amortization cost of $31.1 million related to the inclusion of the Commercial Business, Mapa and Quickie businesses in continuing operations; and (3) $32.7 million of accelerated depreciation costs associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited)" - Certain Line Items" for the twelve months ended December 31, 2019 for further information.
[4] Represents non-cash expense associated with stock compensation from continuing operations.
[5] The Normalized EBITDA from continuing operations leverage ratio is defined as Net Debt divided by Normalized EBITDA from continuing operations. The Company's debt has certain financial covenants such as a debt to equity ratio and interest coverage ratio; however, the Normalized EBITDA from continuing operations leverage ratio is used by management and is not prescribed in the Company's debt covenants.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES OUTLOOK

	Three months ending March 31, 2020			Year ending December 31, 2020
Estimated net sales change (GAAP)	-6.5%	to	-4.5%	-3.0%	to	-2.0%
Add: Estimated unfavorable foreign exchange and divestitures [1]	~ 150 bps			~ 100 bps
Estimated core sales change (NON-GAAP)	-5.0%	to	-3.0%	-2.0%	to	0.0%

[1]
“Currency Impact” represents the estimated effect of foreign currency on 2020 projected sales and is calculated as the difference between the 2020 reported sales vs 2020 sales when applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).